Exhibit 99.1

Ingersoll Rand Confirms Company Fully Indemnified for European Commission Fine

Swords, Ireland, June 23, 2010 – Ingersoll-Rand plc (NYSE:IR) today confirmed that the European Commission’s announced fines for alleged anticompetitive practices conducted by certain European bathroom fixtures and fittings companies included an assessment of EUR 326 million ($400 million) against entities representing the former American Standard Companies Inc. and certain of its former operations in Europe. This matter does not relate to Ingersoll Rand, its Trane commercial and residential air conditioning business, or its employees, and predates Ingersoll Rand’s June 2008 acquisition of Trane Inc.

Trane Inc. was previously known as American Standard Companies Inc. In 2007, American Standard Companies Inc. was separated into multiple businesses, including Trane commercial and residential air conditioning; the European bathroom fixtures and fittings business, acquired by Ideal Standard International Holding SARL; and WABCO Holdings, which was spun off as a separate, publicly traded company.

The European Commission’s fine stems from its previously disclosed investigation of alleged anticompetitive practices in the bathroom fixtures and fittings business prior to 2005. In 2007, as part of the planned corporate separation of American Standard Companies Inc., WABCO Europe BVBA, a subsidiary of WABCO Holdings, agreed to indemnify Trane against any fine related to the European Commission’s investigation of this matter. Earlier today, WABCO confirmed that it can pay this fine using its existing cash balances and available credit lines. (See WABCO press release.) Ingersoll Rand is confident that there will be no material impact on its results or financial condition as a result of this matter.

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This news release includes “forward-looking statements,” which are any statements that are not historical facts. These forward-looking statements are based on Ingersoll Rand’s current expectations and there can be no assurance that such expectations will prove to be correct. Forward-looking statements are subject to changes in circumstances, risks and uncertainties, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Information about factors that could cause such differences can be found in Ingersoll Rand’s Form 10-K for the year ended December 31, 2009, in its Form 10-Q for the quarter ended March 31, 2010, and in its other SEC filings. General U.S. and international economic and political conditions, the outcome of litigation and governmental proceedings, changes in government regulations and tax laws and its reorganization from Bermuda to Ireland are examples of factors, among others, that could cause actual results to differ materially from those anticipated in the forward-looking statements. These forward-looking statements are based on Ingersoll Rand’s current expectations and the company assumes no obligation to update these forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

Ingersoll Rand (NYSE:IR) is a world leader in creating and sustaining safe, comfortable and efficient environments in commercial, residential and industrial markets. Our people and our family of brands—including Club Car®, Hussmann®, Ingersoll Rand®, Schlage®, Thermo King® and Trane® —work together to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and increase industrial productivity and efficiency. We are a $13 billion global business committed to sustainable business practices within our company and for our customers.

For more information, visit ingersollrand.com or contact:

Media: Patricia Blackburn

(704) 655-4516

Analysts:

Joe Fimbianti

(732) 652-6718